Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:    Michael N. Kilpatric

                    610-727-7118

                    mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS MARCH QUARTERLY RESULTS, WITH

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $0.91

VALLEY FORGE, PA, April 21, 2005 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal second quarter ended March 31, 2005. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.91, including an $0.11 benefit from a change in an accounting method.

•	Operating Revenue of $12.2 billion, down 1 percent.

•	Cash flow from operations of $1.1 billion.

•	Record low interest expense of $14.5 million, down 53 percent.

•	Record low total debt to total capital ratio of 18.7 percent.

Fiscal First Six Months Highlights

•	Diluted earnings per share from continuing operations of $1.53, before the cumulative effect of the accounting change.

•	Cash flow from operations of $1.2 billion.

•	Operating Revenue of $24.4 billion, down 1 percent.

“Although we were disappointed in our financial performance for the quarter, we remain optimistic about improving our operating margin and are encouraged by our strong cash position,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our transition to a fee-for-service model with our manufacturers has created a challenging year, but we are making solid progress and expect to have this transition largely complete by the end of calendar year 2005. The lower inventories in the new model and our disciplined working capital management produced excellent cash generation and the strongest balance sheet in our history. Operating revenue in pharmaceutical distribution was down less than 1 percent despite the loss of two large customers that accounted for 12 percent of operating revenue in the second quarter of fiscal 2004. We are enthusiastic about the future as we continue to grow our specialty business, complete our new distribution network, capture new generic opportunities, implement our margin enhancement activities and look to fully participate in the growth generated by the Medicare Modernization Act in 2006.”

Discussion of Results

The results for the second quarter and the first six months of fiscal year 2005 were both impacted by a change in the way the Company accounts for cash discounts and other related manufacturer incentives. Previously, AmerisourceBergen recognized these cash discounts as a reduction in cost of goods sold when earned, which was typically at the time the Company paid for the inventory. The Company now records these cash discounts as a component of inventory cost and recognizes them as a reduction to cost of goods sold when the related products are sold. With AmerisourceBergen’s move to a fee-for-service relationship with manufacturers, the new method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The impact of this change in accounting, effective at the beginning of fiscal 2005, is a one-time cumulative effect charge of $10.2 million, net of tax, or $0.09 per diluted share, which is reflected in the six-month results ended March 31, 2005. In addition to the cumulative effect, the new method resulted in an increase in income from continuing operations in the March quarter of $12.2 million, net of tax, or $0.11 per diluted share; and income from continuing operations in the December quarter of fiscal 2005 was revised to reflect a charge of $3.3 million, net of tax, or $0.03 per diluted share. See the attached table for further illustration.

In the March quarter of fiscal 2005, AmerisourceBergen’s operating revenue was $12.2 billion compared to $12.3 billion for the same period last year. Bulk deliveries in the quarter decreased 7 percent to $0.9 billion.

Consolidated operating income in the March quarter declined 30 percent to $181.7 million primarily due to reduced buy-side profits in the pharmaceutical distribution segment.

Below the consolidated operating income line, “Other loss” of $4.9 million in the quarter is primarily due to the write down of certain technology related intangible assets.

Interest expense in the second quarter of fiscal 2005 was a record low $14.5 million compared to $30.9 million in the prior year’s second quarter, a 53 percent decrease driven by debt reduction.

Diluted earnings per share from continuing operations were $0.91 in the second quarter of fiscal 2005, compared to $1.23 (also $1.23 on a pro forma basis for the accounting change) in the previous fiscal year’s second quarter. Included in the results are a $1.1 million special charge, net of tax, in the second quarter of fiscal 2005 and a $1.4 million special charge, net of tax, in the same period of the previous fiscal year. Both the charges are for facility consolidations and employee severance and both decreased diluted earnings per share by $0.01.

Diluted average shares outstanding for the second quarter of fiscal year 2005 were 110.2 million. During the March quarter, AmerisourceBergen used the remaining $102 million under its $500 million share repurchase program authorized in August 2004 to purchase 1.7 million shares, and completed the purchase of all of the 5.7 million shares under its repurchase program established in February 2005.

Discontinued operations in the March quarter reflect an additional $0.6 million loss, net of tax, from the sale of the Company’s Rita Ann cosmetics distribution business, announced in the December quarter.

Cash generated from operations in the second quarter of fiscal year 2005 was a record $1.1 billion, compared to $476 million in the prior year’s second quarter, due primarily to lower working capital levels.

For the first six months of fiscal 2005, AmerisourceBergen’s operating revenue was $24.4 billion compared to $24.6 billion for the same period last year. Bulk deliveries in the first half of the fiscal year increased 13 percent to $2.4 billion.

Consolidated operating income in the first six months of the fiscal year declined 33 percent to $313.3 million primarily due to reduced buy-side profits in the pharmaceutical distribution segment.

For the first six months of fiscal 2005 diluted earnings per share from continuing operations before the cumulative effect of the change in accounting were $1.53, compared to $2.18 ($2.14 on a pro forma basis for the accounting change) in the same six-month period last year.

“Significant initiatives are underway to improve our operating margins and better position us for the opportunities ahead,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “In our transition to fee-for-service relationships, we continue to sign new manufacturer agreements which we expect to improve the stability and predictability of our earnings.

“During the March quarter, our Specialty Group continued to enjoy solid growth. Our market-leading oncology businesses had another strong quarter and our commercialization businesses continued to win new manufacturer contracts. The Packaging Group delivered solid results on its growing pipeline of contract packaging programs for manufacturers and further expanded its customized packaging solutions for healthcare providers.”

“In the Drug Corporation, our OptimizTM program, which is designed to lower our operating costs, continued on schedule and on budget. Our new Dallas, Texas, facility, the third of our six new distribution centers, opened this quarter and is fully operational. Coupled with our new warehouse management system, the new network will drive additional cost savings and improved customer service in the future. In the quarter we began implementation of our Transform program designed to improve profitability from our healthcare provider customers.”

“In our PharMerica segment, we continue to face a difficult competitive environment, and in response are making significant progress in reducing the segment’s operating expenses. Our new customer-facing technology continues to win new customers in our long-term care business, and our more than $30 million of technology investments in the segment are beginning to deliver results,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and AmerisourceBergen Specialty, Packaging, and Technology groups) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $218 million in the second quarter of fiscal 2005 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue of $12.1 billion in the second quarter of fiscal 2005 was down 1 percent compared to the same quarter in the previous fiscal year.

Led by strong growth in the Specialty Group, the Company was able to largely offset the impact of the prior year’s loss of the Department of Veterans Affairs (VA) and AdvancePCS contracts. The two contract losses accounted for 12 percent of segment operating revenue in the second quarter of fiscal 2004. Lower than anticipated buy-side contribution due to the ongoing transition to a new manufacturer compensation model based on fees and a competitive environment, including the VA impact, reduced gross profit and operating margins in the quarter.

Pharmaceutical Distribution customer mix in the second quarter of fiscal 2005 was 56 percent institutional and 44 percent retail.

AmerisourceBergen Specialty Group continued its excellent performance with annualized operating revenue of more than $6 billion. The Group continues to build on its leadership position in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology. The Group also continues to grow its manufacturer services businesses, including third party logistics, reimbursement consulting and physician education.

PharMerica

PharMerica’s operating revenue for the second quarter of fiscal 2005 was $391.1 million, essentially flat compared to the previous year’s second quarter. Operating income for the second quarter of fiscal 2005 was $32.0 million, up 13 percent from $28.2 million for the same quarter last year reflecting a $4.0 million reduction in sales tax liability, supplier initiatives and expense control. The Company continues to expect revenues in the segment to be flat for the 2005 fiscal year. Operating margins are expected to be in the high end of the 6 percent to 7 percent range.

Looking Ahead

“Our expectations for fiscal 2005 remain unchanged from our March announcement,” said Yost. “We continue to expect operating revenue growth in fiscal year 2005 to be flat at about $49 billion, and diluted earnings per share from continuing operations before the cumulative effect of the accounting change for fiscal 2005 of between $3.10 and $3.50 on a GAAP basis. Though we begin our detailed planning process for the next fiscal year during this quarter, we currently estimate earnings per share from continuing operations in fiscal 2006 to be between $3.60 and $4.40, also on a GAAP basis. The bottom of the range reflects pharmaceutical market growth in the high single digits and the full-year impact of fiscal 2005 capital deployment initiatives. The top of the range depends on our ability to improve our pharmaceutical distribution operating margin, expected to be in the 100 to 110 basis points range in fiscal 2005, by 30 basis points through margin enhancement activities including those mentioned above.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on April 21, 2005. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: 612-326-1029, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. April 21, 2005 until 11:59 p.m. April 28, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 777705
(320) 365-3844 from outside the U.S., access code: 777705

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2005	% of Operating Revenue	Three Months Ended March 31, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,243,148	100.00%	$12,332,842	100.00%	-1%
Bulk deliveries to customer warehouses	948,428		1,018,919		-7%

Total revenue	13,191,576		13,351,761		-1%

Cost of goods sold	12,689,461		12,771,318		-1%

Gross profit	502,115	4.10%	580,443	4.71%	-13%

Operating expenses:
Distribution, selling and administrative	297,835	2.43%	300,463	2.44%	-1%
Depreciation and amortization	20,761	0.17%	18,516	0.15%	12%
Facility consolidations and employee severance	1,837	0.02%	2,216	0.02%	-17%

Operating income	181,682	1.48%	259,248	2.10%	-30%

Other loss (income)	4,876	0.04%	(3,663)	-0.03%	N/A

Interest expense	14,513	0.12%	30,871	0.25%	-53%

Income from continuing operations before taxes	162,293	1.33%	232,040	1.88%	-30%

Income taxes	62,321	0.51%	89,334	0.72%	-30%

Income from continuing operations	99,972	0.82%	142,706	1.16%	-30%

Loss from discontinued operations, net of tax benefit	(550)		(554)

Net income	$99,422	0.81%	$142,152	1.15%	-30%

Earnings per share:
Basic
Continuing operations	$0.91		$1.28		-29%
Discontinued operations	—		(0.01)

Net income	$0.91		$1.27		-28%

Diluted
Continuing operations	$0.91		$1.23		-26%
Discontinued operations	(0.01)		—

Net income	$0.90		$1.23		-27%

Weighted average common shares outstanding:
Basic	109,645		111,847
Diluted	110,234		117,946

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2005	% of Operating Revenue	Six Months Ended March 31, 2004	% of Operating Revenue	% Change
Revenue:
Operating revenue	$24,447,463	100.00%	$24,585,579	100.00%	-1%
Bulk deliveries to customer warehouses	2,383,155		2,108,353		13%

Total revenue	26,830,618		26,693,932		1%

Cost of goods sold	25,873,012		25,588,439		1%

Gross profit	957,606	3.92%	1,105,493	4.50%	-13%

Operating expenses:
Distribution, selling and administrative	595,386	2.44%	595,846	2.42%	0%
Depreciation and amortization	41,915	0.17%	35,232	0.14%	19%
Facility consolidations and employee severance	6,970	0.03%	3,769	0.02%	85%

Operating income	313,335	1.28%	470,646	1.91%	-33%

Other loss (income)	3,818	0.02%	(1,076)	0.00%	N/A

Interest expense	36,589	0.15%	62,378	0.25%	-41%
Loss on early retirement of debt	1,015	0.00%	—

Income before taxes, discontinued operations, and cumulative effect of change in accounting	271,913	1.11%	409,344	1.66%	-34%

Income taxes	104,415	0.43%	157,597	0.64%	-34%

Income from continuing operations before cumulative effect of change in accounting	167,498	0.69%	251,747	1.02%	-33%

Loss from discontinued operations, net of tax benefit	(6,958)		(1,121)
Cumulative effect of change in accounting, net of tax benefit	(10,172)		—

Net income	$150,368	0.62%	$250,626	1.02%	-40%

Earnings per share:
Basic
Continuing operations	$1.56		$2.25		-31%
Discontinued operations	(0.06)		(0.01)
Cumulative effect of change in accounting	(0.10)		—

Net income	$1.40		$2.24		-38%

Diluted
Continuing operations	$1.53		$2.18		-30%
Discontinued operations	(0.06)		(0.01)
Cumulative effect of change in accounting	(0.09)		—

Net income	$1.38		$2.17		-36%

Weighted average common shares outstanding:
Basic	107,584		111,738
Diluted	110,932		117,948

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2005	September 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$1,153,432	$871,343
Accounts receivable, net	2,450,124	2,260,973
Merchandise inventories	4,623,581	5,135,830
Prepaid expenses and other	18,764	27,243

Total current assets	8,245,901	8,295,389

Long-term assets	3,386,911	3,358,614

Total assets	$11,632,812	$11,654,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,655,556	$4,947,037
Current portion of long-term debt	101,433	281,360
Other current liabilities	795,738	875,511

Total current liabilities	6,552,727	6,103,908

Long-term debt, less current portion	856,371	1,157,111

Other liabilities	61,721	53,939

Stockholders’ equity	4,161,993	4,339,045

Total liabilities and stockholders’ equity	$11,632,812	$11,654,003

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004
Operating Activities:
Net income	$150,368	$250,626
Non-cash items	91,912	72,796
Changes in operating assets and liabilities	950,726	(301,404)

Net cash provided by operating activities	1,193,006	22,018

Investing Activities:
Capital expenditures	(123,246)	(85,335)
Cost of acquired companies, net of cash acquired and other	(588)	(45,710)
Proceeds from sale-leaseback transactions	20,732	—
Proceeds from sale of discontinued operations	3,560	—

Net cash used in investing activities	(99,542)	(131,045)

Financing Activities:
Long-term debt repayments	(180,000)	(30,000)
Exercise of stock options	53,503	8,542
Cash dividends on common stock	(5,381)	(5,607)
Purchase of common stock	(675,348)	—
Deferred financing costs and other	(4,149)	(180)

Net cash used in financing activities	(811,375)	(27,245)

Increase (decrease) in cash and cash equivalents	282,089	(136,272)

Cash and cash equivalents at beginning of period	871,343	800,036

Cash and cash equivalents at end of period	$1,153,432	$663,764

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Operating Revenue	2005	2004	% Change
Pharmaceutical Distribution	$12,070,185	$12,151,538	-1%
PharMerica	391,090	392,078	0%
Intersegment eliminations	(218,127)	(210,774)	-3%

Operating revenue	$12,243,148	$12,332,842	-1%

	Three Months Ended March 31,
Operating Income	2005	2004	% Change
Pharmaceutical Distribution	$151,548	$233,283	-35%
PharMerica	31,971	28,181	13%
Facility consolidations and employee severance	(1,837)	(2,216)	17%

Operating income	$181,682	$259,248	-30%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.21%	3.79%
Operating expenses	1.96%	1.87%
Operating income	1.26%	1.92%

PharMerica
Gross profit	29.25%	30.58%
Operating expenses	21.07%	23.40%
Operating income	8.18%	7.19%

AmerisourceBergen Corporation
Gross profit	4.10%	4.71%
Operating expenses	2.62%	2.60%
Operating income	1.48%	2.10%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Operating Revenue	2005	2004	% Change
Pharmaceutical Distribution	$24,114,159	$24,229,120	0%
PharMerica	776,711	794,518	-2%
Intersegment eliminations	(443,407)	(438,059)	-1%

Operating revenue	$24,447,463	$24,585,579	-1%

	Six Months Ended March 31,
Operating Income	2005	2004	% Change
Pharmaceutical Distribution	$245,987	$417,741	-41%
PharMerica	55,493	56,674	-2%
Facility consolidations and employee severance	(6,970)	(3,769)	-85%
Gain on litigation settlement	18,825	—	N/A

Operating income	$313,335	$470,646	-33%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.98%	3.55%
Operating expenses	1.96%	1.83%
Operating income	1.02%	1.72%

PharMerica
Gross profit	28.47%	30.77%
Operating expenses	21.33%	23.64%
Operating income	7.14%	7.13%

AmerisourceBergen Corporation
Gross profit	3.92%	4.50%
Operating expenses	2.64%	2.58%
Operating income	1.28%	1.91%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders.

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Income from continuing operations, before cumulative effect of change in accounting	$99,972	$142,706	$167,498	$251,747
Interest expense - convertible subordinated notes, net of income taxes	28	2,530	2,539	5,060

Income from continuing operations available to common stockholders	$100,000	$145,236	$170,037	$256,807

Weighted average common shares outstanding - basic	109,645	111,847	107,584	111,738
Effect of dilutive securities:
Options to purchase common stock	477	435	450	546
Convertible subordinated notes	112	5,664	2,898	5,664

Weighted average common shares outstanding - diluted	110,234	117,946	110,932	117,948

Earnings per share:
Basic
Continuing operations	$0.91	$1.28	$1.56	$2.25
Discontinued operations	—	(0.01)	(0.06)	(0.01)
Cumulative effect of change in accounting	—	—	(0.10)	—

Net income	$0.91	$1.27	$1.40	$2.24

Diluted
Continuing operations	$0.91	$1.23	$1.53	$2.18
Discontinued operations	(0.01)	—	(0.06)	(0.01)
Cumulative effect of change in accounting	—	—	(0.09)	—

Net income	$0.90	$1.23	$1.38	$2.17

AMERISOURCEBERGEN CORPORATION

CHANGE IN ACCOUNTING

(UNAUDITED)

Effective as of the beginning of fiscal 2005, the Company changed its method of recognizing cash discounts and other related manufacturer incentives. The Company previously recognized cash discounts as a reduction of cost of goods sold when earned, primarily upon payment of vendor invoices. As a result of the change, the Company now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction to cost of goods sold upon the sale of the inventory. With the change to a fee-for-service model, the Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The Company recorded a $10.2 million (net of tax of $6.3 million) cumulative effect of change in accounting in the consolidated statement of operations. This $10.2 million cumulative effect adjustment reduced diluted earnings per share by $0.09 for the six months ended March 31, 2005. The Company also adjusted its previously reported consolidated statement of operations for the three months ended December 31, 2004 for this accounting change. The change decreased earnings from continuing operations for the December quarter by approximately $3.3 million, net of tax, or $0.03 per diluted share from continuing operations. The accounting change is incorporated in the Company’s results for the three months ended March 31, 2005, and the change improved earnings from continuing operations in the March quarter by approximately $12.2 million, net of tax, or $0.11 per diluted share from continuing operations.

The pro forma effect of this accounting change on prior periods is as follows:

(in thousands, except per share data)	Three Months Ended March 31, 2004	Six Months Ended March 31, 2004
Income from continuing operations before cumulative effect of change in accounting
As Reported	$142,706	$251,747
Pro Forma	$142,381	$247,270
Net income
As Reported	$142,152	$250,626
Pro Forma	$141,827	$246,149

Basic earnings per share from continuing operations
As Reported	$1.28	$2.25
Pro Forma	$1.27	$2.21

Diluted earnings per share from continuing operations
As Reported	$1.23	$2.18
Pro Forma	$1.23	$2.14